Exhibit 10.11 Arrangement Regarding Retirement Benefits for Robert A. Armitage

When Mr. Armitage joined the company in 1999, he would not have been eligible to receive a retirement benefit from The Lilly Retirement Plan until age 65. Therefore, Lilly agreed to offer him an early retirement benefit based on his earnings and actual years of service provided he worked until at least age 60. Since he reached age 60 with 9.75 years of service, for purposes of determining eligibility and calculating his early retirement reduction percentage, he was given an additional 10.25 years of service.

Mr. Armitage retired on December 31, 2012 at age 64. His retirement benefit is based on his earnings and actual years of service.